EXHIBIT 99.4

COMPANY PRESS RELEASE DATED MARCH 18, 2002

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LOS ANGELES, CA (March 18, 2002) — The Sports Club Company, Inc. (AMEX:SCY) today announced the completion of a $10,500,000 private placement of a newly created class of preferred stock to Kayne Anderson Capital Advisors, L.P. and several of their their affiliates.

Rex Licklider, Co-Chief Executive Officer, stated, “The proceeds of this offering will be added to working capital to support the growth of our recently developed Clubs in Washington, D.C., Boston and San Francisco. These three new Clubs, combined with our two new Clubs in New York City, provide the basis for what we believe will be substantial growth in revenues, cash flow and earnings over the next several years.”

Ric Kayne, President of Kayne Anderson stated “We like The Sports Club’s collection of assets, earnings potential, management team and the industry fundamentals. We believe the Company is the premier operator of upscale health clubs in the industry and we look forward to supporting their growth plan for the future.”

The terms of the private placement call for the issuance of 10,500 shares of Series B Convertible Preferred Stock (the “Series B Preferred”) at a par value of $1,000. The Series B Preferred may, at the option of the holder, be converted into shares of Common Stock at a rate of $3.00 per share; entitles each holder to one vote for each share of Common Stock into which such Series B Preferred could then be converted; and provides for the payment of dividends at an annual rate of $90.00 per share. Dividends are cumulative, do not accrue interest and, at the Company’s option, may be paid in additional shares of Series B Preferred.

The Sports Club Company, based in Los Angeles, California currently owns and operates eight luxury sports and fitness complexes nationwide, including its flagship property The Sports Club/LA-Los Angeles.

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